John Hancock Life Insurance Company of New York A Stock Company

SUPPLEMENTARY BENEFIT

ALTERNATIVE CASH VALUE RIDER

This rider is part of the policy to which it is attached. It takes effect at the same time as your policy. The Extended No-Lapse Guarantee Rider must also be elected. This rider will remain in force unless it terminates as described in the Termination of Rider section below.

The Life Insured for this benefit is the same person who is the Life Insured under your policy as shown in the Policy Specifications, Section 1. If this rider is attached to a survivorship policy, the Lives Insured for this benefit will be the same persons who are the Lives Insured under your policy.

BENEFIT COST

There is no charge for this rider.

EFFECT ON YOUR POLICY

For as long as this benefit remains in force:

(a)	The Base Face Amount Charge found in the Policy Specifications section of this rider replaces the Base Face Amount Charge shown in the Policy Specifications section of your policy.

(b)	The Extended No-Lapse Guarantee Premium found in the Policy Specifications section of this rider replaces the Extended No-Lapse Guarantee Premium shown in the Policy Specifications section of the Extended No-Lapse Guarantee Rider.

TERMINATION OF RIDER

This rider terminates at the earliest of:

(a)	the date your policy terminates;

(b)	the date we approve your Written Request to increase the Base Face Amount or Supplemental Face Amount under the policy, if applicable;

(c)	the date we receive your Written Request for termination of the Extended No-Lapse Guarantee Rider.

If this rider is terminated but your policy remains in effect, then the Base Face Amount Charge will be as shown in the Policy Specifications section of your policy.

REINSTATEMENT

This rider cannot be reinstated after it terminates.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

12ACVR	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

SUPPLEMENTARY BENEFITS

Benefit	Alternative Cash Value Rider

Life Insured [Lives Insured] Details	Life Insured’s Name [Lives Insured Names], Age, [Sex] Risk Classification and Additional Rating (if applicable) are shown elsewhere in the Policy Specifications

Effective Date	[May 1, 2012]

Base Face Amount Charge	$[0.0651] per $1000 of Base Face Amount for the first 8 Policy Years

Extended No-Lapse Guarantee Premium	$[4,124.39]

12ACVR-S	NY